Exhibit 99.B(h)(6)(b)

SCHEDULE A

TO THE EXPENSE LIMITATION AGREEMENT
FOR CERTAIN FUNDS OF

VICTORY PORTFOLIOS
DATED AUGUST 1, 2013

BETWEEN

VICTORY PORTFOLIOS AND VICTORY CAPITAL MANAGEMENT INC.

OPERATING EXPENSE LIMITS

AS OF MARCH 1, 2020

Fund/Class	Maximum Operating Expense Limit*	Date of Termination	Effective Date of Waiver
Victory Strategic Allocation Fund — Class A	0.40%	February 28, 2021	March 1, 2020
Victory Strategic Allocation Fund - Class C	1.15%	February 28, 2021	March 1, 2020
Victory Strategic Allocation Fund — Class I	0.15%	February 28, 2021	March 1, 2020
Victory Strategic Allocation Fund — Class R	0.65%	February 28, 2021	March 1, 2020

*Excluding AFFE

A-1